Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this amendment No.1 to the Registration Statement on Form F-1 of our report dated August 7, 2025 relating to the consolidated financial statements of Skyline Builders Group Holding Limited and its subsidiaries comprising the consolidated balance sheets as of March 31, 2025 and 2024 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2025 and related notes.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ SRCO, C.P.A., Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

Amherst, NY

September 26, 2025